FOR IMMEDIATE RELEASE                                           (CITIGROUP LOGO)
CITIGROUP INC. (NYSE SYMBOL: C)
JUNE 24, 2005

                   CITIGROUP TO SELL ASSET MANAGEMENT BUSINESS

      TO RECEIVE LEGG MASON BROKER-DEALER BUSINESS AND OTHER CONSIDERATION

                TRANSACTION VALUED AT APPROXIMATELY $3.7 BILLION

NEW YORK, June 24, 2005 - Citigroup today announced that it has signed a definitive agreement under which Citigroup will sell substantially all of its Asset Management business in exchange for the broker-dealer business of Legg Mason, Inc. (NYSE: LM), approximately $1.5 billion of Legg Mason's common and convertible preferred shares, and approximately $550 million in the form of a five-year loan facility provided by Citigroup Corporate and Investment Banking. The transaction does not include Citigroup's asset management business in Mexico, its retirement services business in Latin America or its interest in the CitiStreet joint venture. The total value of the transaction is approximately $3.7 billion and will result in an after-tax gain to Citigroup upon closing of approximately $1.6 billion, both of which are subject to adjustment.

Citigroup and Legg Mason have entered into a three-year global agreement under which Citigroup will continue to offer its clients Asset Management's products and in addition, inherit Legg Mason Wood Walker's position as the primary domestic provider of Legg Mason's equity fund family, including the top performing equity funds of Legg Mason Capital Management Inc. managed by Bill Miller. These will be offered through Citigroup's Global Wealth Management businesses, Smith Barney and the Citigroup Private Bank, as well as Primerica and Citibank. All offerings will be subject to usual suitability and performance standards.

"We have been assessing our options for the Asset Management business and have found, in Legg Mason, a partner with an excellent product set that both complements and enhances our existing product offering to our customers," said Charles Prince, Chief Executive Officer of Citigroup. "In addition, we are adding 1,354 experienced financial advisors in 127 branch offices to our Wealth Management business. We are pleased to welcome the high quality team of financial professionals at Legg Mason to Citigroup. Deepening our relationships with clients is a top priority, and through this transaction, we are even better positioned to meet their investment needs. We are continuing to focus our resources on strengthening competitive advantages and building our leading businesses."

"After careful review, we determined that our emphasis should continue to be on expanding access to best-in-class investment products, rather than on manufacturing proprietary asset management products," said Robert B. Willumstad, President and

Chief Operating Officer of Citigroup. "As part of Legg Mason, an industry leader solely focused on asset management, our Asset Management business will have increased opportunities to grow. We look forward to working with the Legg Mason team on behalf of our clients."

The transaction is expected to close during the fourth quarter subject to certain regulatory approvals and customary closing conditions. In connection with the transaction, Citigroup is seeking approval of Asset Management's mutual fund boards and shareholders.

Citigroup was advised by Citigroup Corporate and Investment Banking and Skadden, Arps, Slate, Meagher & Flom LLP.

Citigroup Conference Call

Citigroup will hold a conference call and audio Webcast to discuss the transaction on Friday, June 24, 2005 from 8:30 a.m. (EDT) to 9:30 a.m. (EDT). To participate on the Question and Answer line, please call 888-790-1829 (for U.S. callers) or 210-234-0049 (for international callers) by 8:15 a.m. (EDT) on Friday, June 24. You will need to give the answering coordinator your name, the firm you represent, and passcode: ANNOUNCEMENT. To participate on the Listen-Only line, please call 888-889-1961 (for U.S. callers), or 773-756-4706 (for international callers) by 8:15 a.m. (EDT) on Friday, June 24. Please use passcode: 258455.

WEBCAST INSTRUCTIONS: To participate in the Citigroup Webcast (which will be listen-only), go to http://www.citigroup.com/citigroup/fin and click on the link under the announcement entitled Citigroup to Sell Asset Management Business. You will need to download Windows Media Player prior to the event in order to view the slides and hear the audio. A replay of the Webcast will be made available. A copy of the presentation and press release will be available at: www.citigroup.com/citigroup/fin.

TELECONFERENCE REPLAY INSTRUCTIONS: A continuous telephone replay will be available beginning Friday, June 24, 2005 at approximately 11:00 a.m. (EDT) and continuing through 10:00 p.m. (EDT), Friday, July 8, 2005. To listen to the replay, please dial 866-346-2430. Callers from outside the U.S. may listen to the replay by dialing 203-369-0007. There is no passcode.

About Citigroup

Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

                                      # # #


Media Contacts:         Leah Johnson            212-559-9446
                        Shannon Bell            212-793-6206

Investors:              Art Tildesley           212-559-2718
Fixed Income:           John Randel             212-559-5091